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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 5th day of December, 2003 (the "Effective Date"), by and between General Nutrition Centers, Inc., a Delaware corporation (the "Company"), and JOSEPH FORTUNATO (the "Executive").

                  WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                  1.       EMPLOYMENT OF EXECUTIVE; DUTIES.

                           1.1      TITLE. During the "Employment Period" (as
defined in SECTION 2 hereof), the Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company. The Executive shall have the normal duties, responsibilities and authority commensurate with such positions. During the Employment Period, in his capacity as Executive Vice President and Chief Operating Officer of the Company, the Executive shall report directly to the Board of Directors of the Company (the "Board").

                           1.2      DUTIES. During the Employment Period, the
Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his positions and shall render such services on the terms set forth herein. In addition, the Executive shall have such other executive and managerial powers and duties as may reasonably be assigned to him by the Board, commensurate with his serving as Executive Vice President and Chief Operating Officer. Except for sick leave, reasonable vacations, and excused leaves of absence, the Executive shall, throughout the Employment Period, devote substantially all his working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities of his positions in furtherance of the business affairs and activities of the Company, and its subsidiaries and affiliates and, except where the Company provides its written consent otherwise, shall maintain his principal residence within 75 miles of the principal office of the Company as of the Effective Date. The Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Board may from time to time reasonably establish for senior executive officers of the Company.

                  2.       TERM OF EMPLOYMENT.

                           2.1      EMPLOYMENT PERIOD. Subject to (i) the
consummation of the transaction pursuant to that certain Purchase Agreement dated October 16, 2003 by and among Royal Numico N.V., Numico USA, Inc. and Apollo GNC Holding, Inc. (the "Transaction"), and (ii) execution by the Executive of that certain Stockholders' Agreement by and among General Nutrition Centers Holding Company ("Holdings") and its Stockholders dated December 5, 2003 and (iii) the investment by Executive of $375,000 in common stock ("Common Stock") of Holdings on the closing of the Transaction, the employment of the Executive hereunder shall

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continue until the later to occur of (i) December 31, 2005, or (ii) the applicable expiration date of any extension of this Agreement as provided in
SECTION 2.2 hereof, unless terminated earlier in accordance with the provisions of this Agreement (the "Employment Period").

                           2.2      EXTENSION. On October 31, 2004, and on each
October 31st thereafter, the Employment Period shall be extended for an additional one-year period unless the Company or the Executive notifies the other in writing at least 30 days prior to such date of its or his election, in its or his sole discretion, not to extend the Employment Period.

                  3.       COMPENSATION AND GENERAL BENEFITS.

                           3.1      BASE SALARY.

                                    (a)      During the Employment Period, the
Company agrees to pay to the Executive an annual base salary in an amount equal to Three Hundred Fifty Thousand Dollars ($350,000) (such base salary, as adjusted from time to time pursuant to SECTION 3.1(B), is referred to herein as the "Base Salary"). The Executive's Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

                                    (b)      The Board or the Compensation
Committee established by the Board (the "Compensation Committee") shall review the Executive's performance on an annual basis and, based on such review, may increase Executive's Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

                           3.2      BONUS. With respect to the 2004 calendar
year and with respect to each calendar year that commences during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the "Annual Bonus") based upon the Company's attainment of annual goals established by the Board or the Compensation Committee, which are based on the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") and debt amortization goals. Executive's target Annual Bonus shall be forty percent (40%) of Executive's Base Salary with a maximum of one hundred percent (100%) of Executive's Base Salary if the Company exceeds the EBITDA and debt amortization goals based on levels to be determined by the Board or the Compensation Committee for the applicable year. Any Annual Bonus earned shall be payable in full within forty-five (45) days following the determination of the amount thereof and in accordance with the Company's normal payroll practices and procedures. Any Annual Bonus payable under this Section 3.2 shall not be payable unless the Executive is employed by the Company on the last day of the period to which such Annual Bonus relates.

                           3.3      EXPENSES. During the Employment Period, in
addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this SECTION 3.3 or elsewhere herein, the Executive shall be entitled to receive prompt reimbursement from the Company for all reasonable and necessary expenses incurred by him in performing his duties hereunder on behalf of the Company, subject to, and consistent with, the Company's policies for expense payment and reimbursement, in effect from time to time.

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                           3.4      FRINGE BENEFITS. During the Employment
Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this SECTION 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any benefit plans, arrangements or policies made available by the Company to its executives and key management employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy. The award of any additional fringe benefits under this SECTION 3.4 shall be separate and distinct from the right of the Executive to receive the Annual Bonus payment from the Company described in SECTION 3.2.

                           3.5      STOCK OPTIONS. Pursuant to the General
Nutrition Centers Holding Company 2003 Omnibus Stock Incentive Plan (the "Plan") and subject to SECTION 4 below and the approval of the Administrator of the Plan (as defined therein), Executive shall be granted an initial option to purchase a total of 300,000 shares of Common Stock, with a per share exercise price equal to $6 per share. Such option shall become vested and exercisable in four (4) equal annual installments on each anniversary of the Effective Date. The Administrator may grant additional options to purchase Common Stock to the Executive, pursuant to the terms of the Plan. Except as otherwise provided, the option shall be subject to the terms and conditions of the Plan and the form of option agreement approved by the Administrator. In the event of a Change of Control (as defined in SECTION 4.3(H) below), all of Executive's stock options granted pursuant to the Plan shall vest in full and become immediately exercisable, but in no event shall such options be exercisable following their expiration date.

                  4.       TERMINATION.

                           4.1      GENERAL. The employment of the Executive
hereunder (and the Employment Period) shall terminate as provided in SECTION 2, unless earlier terminated in accordance with the provisions of this SECTION 4.

                           4.2      DEATH OR DISABILITY OF THE EXECUTIVE.

                                    (a)      The employment of the Executive
hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company, upon not less than fifteen
(15) days' prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a "Total Disability" (as defined in SECTION 4.2(B) below). Upon termination for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be (reduced by any benefits paid or payable to the Executive, his beneficiaries or estate under any Company-sponsored disability benefit plan; provided, however, that no such reduction shall be made for any benefits paid upon the Executive's death under the Company's life insurance policy), (i) the Executive's current Base Salary for the remainder of the Employment Period (without giving effect to any further extensions pursuant to SECTION 2.2 hereof) and (ii) a prorated share of the Annual Bonus pursuant to SECTION 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had he worked the full year during which the termination occurred, provided that bonus targets are met for the year of such termination. The bonus shall be payable in full within forty-five (45) days following the determination of the amount thereof and in accordance with the Company's normal payroll practices and procedures.

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                                    (b)      For purposes of this Agreement,
"Total Disability" shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, the material duties of the Executive required hereby, and that such disability has lasted for one hundred twenty days
(120) days during the immediately preceding twelve (12) month period or is, as of the date of determination, reasonably expected to last six (6) months or longer after the date of determination, in each case based upon medically available reliable information, or (iii) Executive's qualifying for benefits under the Company's long-term disability coverage, if any.

                                    (c)      In conjunction with determining
mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (i) any examinations that the Board determines are relevant to a determination of whether he is mentally and/or physically disabled, or required by the Company physician, (ii) furnish such medical information as may be reasonably requested, and (iii) waive any applicable physician patient privilege that may arise because of such examination.

                                    (d)      With respect to outstanding stock
options and other equity based awards held by the Executive as of the date of termination, (i) any such options that are not vested or exercisable as of such date of termination shall immediately expire and any such equity based awards that are not vested as of such date of termination shall immediately be forfeited, and (ii) any such options that are vested and exercisable as of such date of termination shall expire immediately following the expiration of the one hundred eighty (180) day period following such date of termination.

                                    (e)      With respect to any shares of
Common Stock held by the Executive that are vested as of the date of termination (or issued pursuant to the exercise of options following such date of termination pursuant to SECTION 4.2(d) hereof), for the two hundred seventy
(270) day period following such date of termination, the Company (or its designee) shall have the right to purchase from the Executive or his beneficiary, as applicable, and the Executive or his beneficiary hereby agrees to sell any or all such shares to the Company (or the Company's designee) for an amount equal to the product of (x) the per share current fair market value of a share of Common Stock (as determined by the Board in good faith) and (y) the number of shares so purchased. Executive (or his beneficiary) shall have the right to request, in writing, that the Board obtain a fairness opinion from a nationally recognized accounting firm or investment bank chosen by the Company, to review the Board's fair market value determination of the Common Stock. If such fairness opinion validates the fair market determination of the Board, the gross purchase price paid to the Executive for such shares under this SECTION 4.2(e), shall be reduced by 10% excluding such other tax or withholding as may be required by applicable law.

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                           4.3      TERMINATION BY THE COMPANY WITHOUT CAUSE OR
RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.

                                    (a)      The Company may terminate
Executive's employment without "Cause" (as defined below), and thereby terminate Executive's employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days' prior written notice.

                                    (b)      The Executive may resign, and
thereby terminate his employment (and the Employment Period), at any time for "Good Reason" (as defined below), upon not less than thirty (30) days' prior written notice to the Company specifying in reasonable detail the reason therefor; provided, however, that the Company shall have a reasonable opportunity to cure any such "Good Reason " (to the extent possible) within thirty (30) days after the Company's receipt of such notice.

                                    (c)      In the event the Executive's
employment is terminated (i) by the Company without "Cause," or (ii) by the Executive for "Good Reason" then, subject to SECTION 4.3(d) hereof, the following provisions shall apply:

                                             (i)        The Company shall
continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to SECTION 3.1 hereof (at the Base Salary rate during the year of termination) had the Executive remained in the employ of the Company until the expiration of the Employment Period without giving effect to any further extensions pursuant to SECTION 2.2 hereof, with all such amounts payable in accordance with the Company's payroll system in the same manner and at the same time as though the Executive remained employed by the Company.

                                             (ii)       If such termination
occurs upon or within six (6) months following a Change of Control (as defined below), the Company shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to SECTION 3.1 hereof (at the Base Salary rate during the year of termination) for a two (2) year period following such date of termination, with all such amounts payable in accordance with the Company's payroll system in the same manner and at the same time as though the Executive remained employed by the Company, subject to SECTION 4.3(c)(viiI) hereof.

                                             (iii)      The Company shall pay to
the Executive a prorated share of the Annual Bonus pursuant to SECTION 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had he worked the full year during which the termination occurred, provided that bonus targets are met for the year of such termination. The bonus shall be payable in full within forty-five (45) days following the determination of the amount thereof and in accordance with the Company's normal payroll practices and procedures, subject to SECTION 4.3(c)(vii) hereof.

                                             (iv)       Unless prohibited by law
or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company's group life, disability, sickness, accident and health insurance programs on the same basis as other executives of the Company through (A)

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through the expiration of the Employment Period, or, (B) in the event that
Executive's Base Salary is being paid pursuant to clause (ii) of this Section 4.3(c), for the two (2) year period the Executive is entitled to such payment, without giving effect to any further extensions pursuant to SECTION 2.2 hereof.

                                             (v)        With respect to
outstanding options and other equity based awards held by the Executive as of the date of termination, (x) any such options that are not vested or exercisable as of such date of termination shall immediately expire and any such equity based awards that are not vested as of such date of termination shall immediately be forfeited, and (y) any such options that are vested and exercisable as of such date of termination shall expire immediately following the expiration of the ninety (90)-day period following such date of termination.

                                             (vi)       With respect to any
shares of Common Stock held by the Executive that are vested as of the date of termination (or issued pursuant to the exercise of options following such date of termination pursuant to SECTION 4.3(c)(v) hereof), for the one hundred eighty
(180)-day period following such date of termination, the Company (or its designee) shall have the right to purchase from the Executive and the Executive hereby agrees to sell any or all such shares to the Company (or the Company's designee) for an amount equal to the product of (x) the per share current fair market value of a share of Common Stock (as determined by the Board in good faith) and (y) the number of shares so purchased. Executive shall have the right to request, in writing, that the Board obtain a fairness opinion from a nationally recognized accounting firm or investment bank chosen by the Company, to review the Board's fair market value determination of the Common Stock. If such fairness opinion validates the fair market determination of the Board, the gross purchase price paid to the Executive for such shares under this SECTION 4.3(c)(vi), shall be reduced by 10% excluding such other tax or withholding as may be required by applicable law.

                                             (vii)      With respect to the
amounts payable to the Executive under clauses (ii) and (iii) of this SECTION
4.3 following a Change of Control, the Executive may elect to receive the present value of such amounts in a lump sum based on a present value discount rate equal to six percent (6%) per year. Such election must be made in writing by the Executive within fifteen (15) days of his date of termination.

                                    (d)      The Executive agrees to release the
Company and its respective Affiliates, officers, directors, stockholders, employees, agents, representatives, and successors from and against any and all claims that the Executive may have against any such person relating to the Executive's employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company.

                                    (e)      Anything in this Agreement to the
contrary notwithstanding, if it shall be determined that any payment, vesting, distribution, or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other person or that any other event occurring with respect to the Executive and the Company for the Executive's benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a "Payment") would be subject to or result in the imposition of the excise tax imposed by
Section 4999 of the Internal Revenue Code

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of 1986, as amended (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the "Excise Tax"), then the amount of the Payment shall be reduced to the highest amount that may be paid by the Company or other entity without subjecting such Payment to the Excise Tax (the "Payment Reduction"). The Executive shall have the right, in his sole discretion, to designate those payments or benefits that shall be reduced or eliminated under the Payment Reduction to avoid the imposition of the Excise Tax. Notwithstanding the foregoing, the Payment Reduction shall not apply if the Executive would, on a net after-tax basis, receive less compensation than if the Payment were not so reduced.

                                             (i)        Subject to the
provisions of SECTION 4.3(e)(ii), all determinations required to be made under this SECTION 4.3(e), including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized accounting firm that shall be the Company's outside auditors at the time of such determination (the "Accounting Firm"), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company within fifteen (15) business days of the receipt of notice from the Company or the Executive that there will be a Payment that the person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to SECTIONS 4.3(e)(ii) and (iii)), in the absence of material mathematical or legal error.

                                             (ii)       As a result of
uncertainty in the application of Section 4999 that may exist at the time of the initial determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Payment Reduction need not be made that properly should be made (an "Overpayment") or that a Payment Reduction not properly needed to be made should be made (an "Underpayment"). If, within seventy-five (75) days after the Accounting Firm's initial determination under the preceding clause (i), the Accounting Firm shall determine that an Overpayment was made, any such Overpayment shall be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and shall be repaid by the Executive to the Company within thirty-five (35) days after the Executive receives notice of the Accounting Firm's determination; provided, however, that the amount to be repaid by the Executive to the Company either as a loan or otherwise as a lump sum payment (where a loan is not practicable or permitted by law) shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment. If the Accounting Firm shall determine that an Underpayment was made, any such Underpayment shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of the Accounting Firm's determination.

                                             (iii)      The Executive shall give
written notice to the Company of any claim by the IRS that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within fifteen (15) days after the

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Executive shall have received written notice of such claim. The Executive shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

                                             (iv)       This SECTION 4.3(e)
shall remain in full force and effect following the termination of the Executive's employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

                                    (f)      For purposes of this Agreement, the
Executive would be entitled to terminate his employment for "Good Reason" if without the Executive's prior written consent:

                                             (i)        The Company fails to
comply with any material obligation imposed by this Agreement;

                                             (ii)       The Company assigns to
the Executive duties or responsibilities that are materially inconsistent with the Executive's positions, duties, responsibilities, titles and offices in effect on the Effective Date;

                                             (iii)      The Company effects a
reduction in the Executive's Base Salary; or

                                             (iv)       The Company requires the
Executive to be based (excluding regular travel responsibilities) at any office or location more than 75 miles from the principal office of the Company on the Effective Date.

                                    (g)      For purposes of this Agreement,
"Cause" means the occurrence of any one or more of the following events:

                                             (i)        a material failure by
the Executive to comply with any material obligation imposed by this Agreement (including, without limitation, any violation of SECTIONS 5.1 or 5.2 hereof);

                                             (ii)       the Executive's being
convicted of, or pleading guilty or nolo contendere to, or being indicted for any felony;

                                             (iii)      theft, embezzlement, or
fraud by the Executive in connection with the performance of his duties hereunder;

                                             (iv)       the Executive's engaging
in any activity that gives rise to a material conflict of interest with the Company that is not be cured following ten (10) days' written notice and a demand to cure such conflict; or

                                             (v)        the misappropriation by
the Executive of any material business opportunity of the Company.

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                                    (h)      For purposes of this Agreement,
"Change of Control" shall be defined as set forth in Exhibit A, which is attached hereto.

                           4.4      TERMINATION FOR CAUSE AND VOLUNTARY
RESIGNATION OTHER THAN FOR GOOD REASON.

                                    (a)      The Company may, upon action of the
Board, terminate the employment of the Executive (and the Employment Period) at any time for "Cause" and the Executive may voluntarily resign and thereby terminate his employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days' prior written notice. Upon termination by the Company for Cause or resignation by the Executive other than for Good Reason, the following provisions shall apply:

                                    (b)      The Executive shall be entitled to
receive all amounts of earned but unpaid Base Salary and benefits accrued through the date of such termination. Except as provided below, all other rights of the Executive (and all obligations of the Company) hereunder shall terminate as of the date of such termination.

                                    (c)      With respect to outstanding options
and other equity based awards held by the Executive as of the date of termination, (i) any such options that are not vested or exercisable as of such date of termination shall immediately expire and any such equity based awards that are not vested as of such date of termination shall immediately be forfeited, and (ii) any such options that are vested and exercisable as of such date of termination shall expire immediately following the expiration of the ninety (90)-day period following such date of termination.

                                    (d)      With respect to any shares of
Common Stock held by the Executive that are vested as of the date of termination (or issued pursuant to the exercise of options following such date of termination pursuant to SECTION 4.4(c) hereof), for the one hundred eighty
(180)-day period following such date of termination, the Company (or its designee) shall have the right to purchase from the Executive and the Executive hereby agrees to sell any or all such shares to the Company (or the Company's designee) for an amount equal to the product of (x) the per share current fair market value of a share of Common Stock (as determined by the Board in good faith) and (y) the number of shares so purchased. Executive shall have the right to request, in writing, that the Board obtain a fairness opinion from a nationally recognized accounting firm or investment bank chosen by the Company, to review the Board's fair market value determination of the Common Stock. If such fairness opinion validates the fair market determination of the Board, the gross purchase price paid to the Executive for such shares under this SECTION 4.4(d), shall be reduced by 10% excluding such other tax or withholding as may be required by applicable law.

                                    (e)      Before the Company may terminate
the Executive for Cause pursuant to Section 4.4(a) above, the Board shall deliver to the Executive a written notice of the Company's intent to terminate the Executive for Cause, and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (which are susceptible of cure as reasonably determined by the Board) within thirty (30) days after the Executive's receipt of such notice.

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                  5.       CONFIDENTIALITY AND NON-COMPETITION.

                           5.1      CONFIDENTIALITY; INTELLECTUAL PROPERTY.

                                    (a)      The Executive recognizes that the
Company's business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all "Trade Secrets or Confidential or Proprietary Information" (as defined in SECTION 5.3 hereof). Accordingly, the Executive agrees that, except as required by law or court order, the Executive will keep confidential and will not disclose to anyone (other than the Company or any Persons designated by the Company), or publish, utter, exploit, make use of (or aid others in publishing, uttering, exploiting or using), or otherwise "Misappropriate" (as defined in
SECTION 5.3 hereof) any Trade Secrets or Confidential or Proprietary Information at any time. The Executive's obligations hereunder shall continue during the Employment Period and thereafter for so long as such Trade Secrets or Confidential or Proprietary Information remain Trade Secrets or Confidential or Proprietary Information.

                                    (b)      The Executive acknowledges and
agrees that:

                                             (i)        the Executive occupies a
unique position within the Company, and he is and will be intimately involved in the development and/or implementation of Trade Secrets or Confidential or Proprietary Information;

                                             (ii)       in the event the
Executive breaches SECTION 5.1 hereof with respect to any Trade Secrets or Confidential or Proprietary Information, such breach shall be deemed to be a Misappropriation of such Trade Secrets or Confidential or Proprietary Information; and

                                             (iii)      any Misappropriation of
Trade Secrets or Confidential or Proprietary Information will result in immediate and irreparable harm to the Company.

                                    (c)      The Executive acknowledges and
agrees that all ideas, inventions, marketing, sales and business plans, formulae, designs, pricing, studies, programs, reviews and related materials, strategies and products, whether domestic or foreign, developed by him during the Employment Period, including, without limitation, any process, operation, technique, product, improvement or development which may be patentable or copyrightable, are and will be the property of the Company, and that he will do, at the Company's request and cost, whatever is reasonably necessary to secure the rights thereto by patent, copyright or otherwise to the Company.

                                    (d)      Upon termination or expiration of
the Employment Period and at any other time upon request, the Executive further agrees to surrender to the Company all documents, writings, notes, business, marketing or strategic plans, financial information, customer, distributor and supplier lists, manuals, illustrations, models, and other such materials (collectively, "Company Documents") produced by the Executive or coming into his possession by or through employment with the Company during the Employment Period, within the scope of such employment, and agrees that all Company Documents are at all times the Company's

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property, provided that the Executive may maintain a copy of any Company
Documents that are not Trade Secrets or Confidential or Proprietary Information.

                                    (e)      During the Employment Period, the
Executive represents and agrees that he will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that he will not bring onto the premises of the Company such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

                           5.2      NONCOMPETITION AND NONSOLICITATION. During
the Employment Period and until the end of the Restricted Period (as defined below), the Executive agrees that the Executive will not, directly or indirectly, on the Executive's own behalf or as a partner, owner, officer, director, stockholder, member, employee, agent or consultant of any other Person within the United States of America or in any other country or territory in which the businesses of the Company are conducted:

                                    (a)      own, manage, operate, control, be
employed by, provide services as a consultant to, or participate in the ownership, management, operation, or control of, any enterprise that engages in, owns or operates businesses that market, sell, distribute, manufacture or otherwise are involved in the nutritional supplements industry.

                                    (b)      solicit, hire, or otherwise attempt
to establish for any Person, any employment, agency, consulting or other business relationship with any Person who is or was an employee of the Company or any of its Affiliates.

                                    (c)      The parties hereto acknowledge and
agree that, notwithstanding anything in SECTION 5.2(a) hereof, (x) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in SECTION 5.2(a) as long as with respect to each such investment, the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and, such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (y) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (x) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend his name to, any such Person.

                                    (d)      The Executive acknowledges and
agrees that, for purposes of this SECTION 5.2, an act by his spouse, ancestor, lineal descendant, lineal descendant's spouse, sibling, or other member of his immediate family will be treated as an indirect act by the Executive.

                           5.3      DEFINITIONS. For purposes of this Agreement,
the following terms shall have the following meanings:

                                    (a)      An "Affiliate" of any Person shall
mean any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, "control" or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                                    (b)      "Misappropriate", or any form
thereof, means:

                                             (i)        the acquisition of any
Trade Secret or Confidential or Proprietary Information by a Person who knows or has reason to know that the Trade Secret or Confidential or Proprietary Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy, or espionage through electronic or other means (each, an "Improper Means"); or

                                             (ii)       the disclosure or use of
any Trade Secret or Confidential or Proprietary Information without the express consent of the Company by a Person who (x) used Improper Means to acquire knowledge of the Trade Secret or Confidential or Proprietary Information; or (y) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Trade Secret or Confidential or Proprietary Information was (i) derived from or through a Person who had utilized Improper Means to acquire it,
(ii) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, or (iii) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use; or (z) before a material change of his or her position, knew or had reason to know that it was a Trade Secret or Confidential or Proprietary Information and that knowledge of it had been acquired by accident or mistake.

                                    (c)      "Person" means any individual,
corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, or government or other agency or political subdivision thereof, or any other legal or commercial entity.

                                    (d)      "Restricted Period" shall mean the
longer of (i) the first anniversary of the date of termination of employment or
(ii) the period during which the Executive is receiving payments from the Company pursuant to Section 4 hereof.

                                    (e)      "Trade Secrets or Confidential or
Proprietary Information" shall mean:

                                             (i)        any and all information,
formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic or otherwise), arrangements, pricing and other data (collectively, "Information") that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy; or

                                             (ii)       any and all other
Information (i) unique to the Company which has a significant business purpose and is not known or generally available from sources outside of such Persons or typical of industry practice, or (ii) the disclosure of which would have a material adverse effect on the business of the Company.

                           5.4      REMEDIES. The Executive acknowledges and
agrees that if the Executive breaches any of the provisions of SECTION 5 hereof, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement (including, without limitation, any actual or threatened Misappropriation) by the Executive and to enforce the provisions of this Agreement. The Executive and the Company each agrees (i) to submit to the jurisdiction of any competent court where the Company may choose to seek equitable relief, (ii) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court; and
(iii) that neither party shall be required to post any bond, undertaking, or other financial deposit or guarantee in seeking or obtaining such equitable relief. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Company may have at law or in equity.

                           5.5      INTERPRETATION; SEVERABILITY.

                                    (a)      The Executive has carefully
considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions, and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate business interests.

                                    (b)      The Executive acknowledges and
agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company's valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Trade Secrets or Confidential or Proprietary Information or unfair competition by the Executive.

                  6.       MISCELLANEOUS.

                           6.1      ARBITRATION. SUBJECT TO THE RIGHTS UNDER
SECTION 5.4 TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT BY THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE'S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION, PROVIDED, HOWEVER, THAT THE PARTIES AGREE THAT ANY ARBITRATOR OR ARBITRATORS SELECTED OR APPOINTED TO HEAR THE ARBITRATION SHALL BE EITHER A RETIRED JUDGE OF THE CIRCUIT OR APPELLATE COURTS OF NEW YORK OR A PRACTICING ATTORNEY WITH AT LEAST FIFTEEN (15) YEARS OF EXPERIENCE IN MATTERS REASONABLY RELATED TO THE ISSUE OR ISSUES IN DISPUTE. ANY RESULTING HEARING SHALL BE HELD IN THE NEW YORK AREA. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION. COSTS AND FEES INCURRED IN CONNECTION WITH SUCH ARBITRATION SHALL BE BORNE BY THE PARTIES AS DETERMINED BY THE ARBITRATION.

                           6.2      ENTIRE AGREEMENT; WAIVER. This Agreement
contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

                           6.3      GOVERNING LAW. This Agreement shall be
governed by and construed in accordance with the laws of New York, without regard to principles of conflict of laws.

                           6.4      SUCCESSORS AND ASSIGNS; BINDING AGREEMENT.
The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term "successor" as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation, or sale of all or substantially all of such Person's assets or equity interests.

                           6.5      REPRESENTATION BY COUNSEL. Each of the
parties hereto acknowledges that (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was his or its alone, and (iii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

                           6.6      INTERPRETATION. The parties and their
respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof.

                           6.7      SURVIVAL. The provisions of SECTIONS 5 AND 6
hereof shall survive the termination of this Agreement.

                           6.8      NOTICES. All notices and communications
hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

                                    If to the Company, to:

                                    General Nutrition Centers, Inc.
                                    300 Sixth Avenue
                                    Pittsburgh, PA  15222
                                    Attn: Board of Directors

                  with a copy (which shall not constitute notice) to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    300 South Grand Avenue, Suite 3400
                                    Los Angeles, California  90071-3144
                                    Attention: Jeffrey Cohen, Esq.
                                    Telephone: (213) 687-5000
                                    Facsimile: (213) 687-5600

                                    If to the Executive, to:

                                    Joseph Fortunato
                                    c/o General Nutrition Centers, Inc.
                                    300 Sixth Avenue
                                    Pittsburgh, PA 15222

or to such other address as one party may provide in writing to the other party from time to time.

                           6.9      COUNTERPARTS. This Agreement may be executed
in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                           6.10     CAPTIONS. Paragraph headings are for
convenience only and shall not be considered a part of this Agreement.

                           6.11     NO THIRD PARTY BENEFICIARY RIGHTS. Except as
otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

                           6.12     WITHHOLDING. Any payments provided for
hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.

[THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, as of the date first above written.

WITNESS/
ATTEST:                                      GENERAL NUTRITION CENTERS, INC.

/s/ Thomasine Kiggins                        By: /s/ James M. Sander
-----------------------------                -----------------------------------
                                             Name: James M. Sander
                                             Title: Senior Vice President

                                             EXECUTIVE

/s/ Tracy Helfer                             /s/  Joseph Fortuanto
-----------------------------                -----------------------------------
                                             Joseph Fortunato

                                    EXHIBIT A

                  "Change of Control" means:

                  (1) any event occurs the result of which is that any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of GNC or any successor company, including, without limitation, through a merger or consolidation or purchase of Voting Stock of GNC; provided that the Permitted Holders or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; provided further that the transfer of 100% of the Voting Stock of GNC to a Person that has an ownership structure identical to that of GNC prior to such transfer, such that GNC becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control for purposes of the indenture;

                  (2) after an initial public offering of Capital Stock of GNC, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of GNC was approved by a vote of a majority of the directors of GNC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office;

                  (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of GNC and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

                  (4) the adoption of a plan relating to the liquidation or dissolution of GNC.

For purposes of this definition, the following terms shall have the meanings set forth below:

                  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Apollo" means Apollo Management V, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

                  "Board of Directors" means the Board of Directors of GNC or any committee thereof duly authorized to act on behalf of such Board.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Permitted Holder" means Apollo.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                  "Related Party" means:

                  (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

                  (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

                  "Subsidiary" means, with respect to any specified Person:

                  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

                  "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

                                       4